Exhibit 10.2

29 October 2006

Mr. Andrew Pinder

6 Lambert Jones Mews

Barbican

London

EC2Y 8DP

Dear Andrew:

I am pleased to offer you the position of Senior Vice President, EMEA & Global Government Sales Strategy reporting to Bill Conner. You will be based at our office in Reading.

This offer will be open until 5.00pm on October 29, 2006, by which time we would request your response.

Salary and Commission Programmes:

Your annual salary will be £168,000 paid on a monthly basis. Your salary and performance will be subject to review on an annual basis.

On an annual basis, you may be eligible to receive a discretionary bonus of up to 50% of your base salary. Payment of a bonus is dependent on factors such as personal performance and company performance. For greater clarity, in any given year Entrust may, in its sole discretion, choose not to pay you a discretionary bonus or choose a different methodology upon which such bonus is to be determined. No bonus will be payable unless you remain actively employed on the date of payment of the said bonus and you will not be entitled to receive a pro rata entitlement of any bonus for any period of employment predating the payment of any bonus if your employment is terminated.

Equity Grants:

The Compensation Committee of the Board has resolved that you be granted an option to purchase 300,000 shares of Entrust common stock on the terms to be provided in an award agreement pursuant to Entrust’s 2006 Stock Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of Entrust’s common stock at the close of business on the date that you commence your employment with Entrust (“Grant Date”) and with an upper value capped in accordance with Entrust equity award policies, and expiring within seven (7) years from the date of grant unless terminated earlier in accordance with the terms of the award agreement. This option will become exercisable, in whole or in part, as to 25% of the original number of shares on the Grant Date and as to an additional 1/36th of the remaining number of shares on that day of the month beginning on the first anniversary of the Grant Date, for each of the next 36 months thereafter, subject to you continuing to be a Service Provider (as defined in the Plan) through each such date. As an officer of Entrust, the grant will be subject to acceleration upon certain acquisition events as set forth in the governing Plan. Your grant of stock options shall be subject to your award agreement and the Plan that is incorporated into the award agreement, and the terms and conditions of that agreement and Plan shall prevail over all other documents.

The Compensation Committee of the Board has resolved that you will be granted 300,000 Entrust performance stock units on the terms to be provided in an award agreement pursuant to the terms of the Entrust, Inc. 2006 Stock Incentive Plan.

Each semi-annual period for 2007 and 2008, one quarter of performance options would be available for vest (75,000 options) For each six-month period:

•	non-US government license revenue exceeds 1.05 of non-US government license revenue for the previous semi-annual period, 33.3% vest

•	non-US government license revenue exceeds 1.075 of non-US government license revenue for the previous semi-annual period, 33.3% vest, and

•	non-US government license revenue exceeds 1.01 of non-US government license revenue for the previous semi-annual period, 33.3% vest.

Any revenue for the potential CIITE transaction will not be included in recognized revenue for 2006 or 2007 for the purpose of the above calculations.

If a milestone is not met, the related portion of such award will be forfeited. Your grant of performance stock units shall be subject to your award agreement and the Plan that is incorporated into the award agreement, and the terms and conditions of that agreement and Plan shall prevail over all other documents. All vesting is subject to you continuing to be a Service Provider through each such date.

The aforementioned grant will be subject to acceleration upon certain acquisition events as set forth in the governing Plan

•	for an acquisition in 2007, 50% of unvested options available for vest in 2007 at the effective date of the acquisition, and

•	for an acquisition in 2008, 50% of unvested options available for vest in 2008 at the effective date of the acquisition.

Benefits Programmes:

You will be eligible for a monthly car allowance of £1,000. This amount takes account of servicing & insurance costs. Entrust will provide you with a company fuel card, that may be used for business and private mileage as well as provide you with a computer and other additional equipment that you may require to facilitate your working requirements.

Travel and business expenses are to be re-paid to you by the company on a monthly basis through the use of the Entrust standard expense report submission. You will be entitled to compensation for expenditures made on behalf of the company or in the course of normal business related activities.

You will be entitled to 25 days holiday per annum, calculated on a pro-rata basis.

You will be entitled to join the Entrust benefit plan which includes pension, life and PHI insurances, medical (personal and family) and critical illness insurance. We regularly evaluate our benefit plans and make modifications, as we deem appropriate. It should be noted that the benefits are non-contractual and discretionary and are subject to acceptance by the insurers.

If the above terms are agreeable to you, I request that you sign both letters and return one copy in the envelope provided, as soon as possible. Please attach a photocopy of your driver’s license or passport. A formal employment contract will be issued once your employment has commenced, substantially in the form attached as Exhibit 1.

Please do not hesitate to contact me if there is anything you would like to discuss further.

I look forward to you joining the team!

/s/ F. William Conner
on behalf of Entrust (Europe) Ltd

I have read and accept this offer of employment as outlined above	/s/ Andrew Pinder
Andrew Pinder
My proposed start date is	October 30, 2006

Exhibit 1

[See Exhibit 10.1]